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                                                                  EXHIBIT 12.1


              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               (Amounts in thousands of dollars, except ratios)





                           For the Period                                        Pro Forma
                           From Inception                                        Combined
                           (June 4, 1996)            For the Nine              For the Nine
                               Through               Months ended              Months Ended
                         December 31, 1996        September 30, 1997        September 30, 1997
                         -----------------        ------------------        ------------------
Pre-tax income (loss)              $(332)                     $1,330                   $1,020

Fixed charges:
 Interest expense
  on all indebtedness                  0                       2,439                    7,350


Rental expense
 representative of
  an interest factor                   0                         168                      225
                                   -----                      ------                   ------

Total fixed charges                    0                       2,607                    7,575
                                   -----                      ------                   ------


Earnings before
 income taxes
  and fixed charges                $(332)                     $3,937                   $8,595
                                   =====                      ======                   ======

Ratio of earnings
 to fixed charges                   (A)                         1.51                     1.41
                                   =====                      ======                   ======


(A) The company's operations during the period from inception (June 4, 1996) through December 31, 1996 were limited to organizational and start-up activities while no revenues were generated; accordingly, presentation of this rate is not considered meaningful.